SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

September 24, 2002 (Date of earliest event reported)	Commission file number: 000-28131

Pilot Therapeutics Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	56-2280858
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

101 North Chestnut Street
Winston-Salem, North Carolina 27101
(Address of principal executive offices)
(Zip code)

(336) 725-2222
(Registrant’s telephone number, including area code)

Item 5

On September 24, 2002, Pilot Therapeutics Holdings, Inc. (the “Company”), Pilot Therapeutics, Inc., a wholly-owned subsidiary of the Company (the “Subsidiary”), and Kings, Inc. (“Kings”) executed and delivered a Purchase Agreement and the Subsidiary and Kings executed and delivered an Option Agreement. Pursuant to the Purchase Agreement, (i) the Company paid $200,000 to Kings and issued and delivered 523,288 restricted shares of Company common stock (the “Restricted Shares”) to Kings, (ii) title to $200,000 of borage concentrate passed from Kings to the Subsidiary, and (iii) Kings is required to deliver 2,083 kilograms of borage concentrate to the Company. The Purchase Agreement provides that, as of September 24, 2002 (i) the Company owed Kings $2,844,863 under the sole purchase order the Company has with Kings, (ii) $1,644,863 of the Company’s $2,844,863 obligation was met by the Company’s delivery of the Restricted Shares to Kings, and (iii) upon Kings receipt of an additional $1,075,000 in cash, neither the Company nor the Subsidiary shall have any further obligations owed to Kings or any of its affiliates under the purchase order.

     The Purchase Agreement provides for the following rights and obligations of the parties:

•	Upon the request of the Company, Kings is required to deliver an additional 16,448 kilograms of borage concentrate to the Company.

•	Upon Kings receipt of additional cash from the Company pursuant to the Purchase Agreement, the Company may request, and Kings is required to deliver, additional borage concentrate having a value equal to such additional cash.

•	The Company is required to pay Kings 50% of any monies (other than (i) grants or (ii) loans made to the Company by Academy Venture Fund, LLC or its affiliates in an amount not to exceed $240,000) raised by the Company after September 24, 2002; provided, however, that the Company’s payment obligation pursuant to this provision shall not exceed $1,075,000.

•	The Company is required to pay off outstanding sums owing to Kings if the Company (i) closes a strategic transaction with a third party resulting in the Company having a market capitalization of $100,000,000 or greater and (ii) complete a financing resulting in the Company receiving net proceeds of at least $15,000,0000.

•	Through September 12, 2003, (i) the Company has the right to repurchase all or a portion of the Restricted Shares held by Kings at a price of $3.00 per Restricted Share, plus accrued interest, and (ii) Kings may only sell the Restricted Shares to the Company or the Company’s designee.

•	Between September 13, 2003 and September 17, 2003, Kings may require the Company to repurchase any Restricted Shares at $3.00 per Restricted Share, plus accrued interest, (the “Remaining Restricted Shares”) which the Company and/or its designee has not previously purchased.

•	If the Company and/or its designee fails to repurchase all of the Remaining Restricted Shares by September 24, 2003, Kings has the right to sell all Remaining Restricted Shares to one or more third parties.

•	If the Remaining Restricted Shares are sold by Kings at a price less than $3.00 per Remaining Restricted Share, plus accrued interest, the Company is required to pay Kings the difference between what Kings would have received had it sold Remaining Restricted Shares at a price of $3.00 per Restricted Share, plus accrued interest, and the price Kings actually received for such Remaining Restricted Shares.

•	If the Remaining Restricted Shares are sold by Kings on or prior to March 31, 2004 at a price per Restricted Share greater than $3.00, plus accrued interest, Kings is required to pay the Company the difference between what Kings would have received had it sold the Remaining Restricted Shares at a price per Restricted Share of $3.00, plus accrued interest, and the price Kings actually received for such Remaining Restricted Shares.

•	If by July 1, 2003, the Company has not purchased from Kings a number of Restricted Shares which would enable Kings to sell under Securities Act Rule 144 the Remaining Restricted Shares on September 24, 2003, the Company is required to register with the Securities and Exchange Commission the Remaining Restricted Shares (excluding the number of Remaining Restricted Shares which could be sold by Kings on September 24, 2003 pursuant to Rule 144).

The Option Agreement, which replaces in its entirety a 2001 Subsidiary borage seed purchase order with Kings, provides for the following rights and obligations of the parties during the period from January 1, 2003 to December 31, 2005:

•	The Subsidiary has the option to purchase 900 metric tons of borage seed and/or oil (collectively the “Borage Products”) from Kings at prices specified in the Option Agreement.

•	Kings is required to give the Subsidiary written notice of any proposed sale of Borage Products and the Subsidiary has the right to purchase all or a portion of the Borage Products Kings is planning to sell.

•	Kings is authorized to sell to a third party Borage Products not purchased by the Subsidiary within three business days of the Subsidiary’s receipt of such proposed sale notice from Kings.

•	If Kings does not sell the Borage Products not purchased by the Subsidiary within 30 days of Kings’ delivery of a proposed sale notice to the Subsidiary, Kings is required to comply again with the notice and sale provisions, and the Subsidiary has the purchase rights, specified in the Option Agreement.

•	The Subsidiary may not purchase borage seed and/or oil from a third party unless the Subsidiary has previously advised Kings that it wants to purchase all Borage Products remaining in Kings possession and/or under its control.

A complete copy of the Purchase Agreement and the Option Agreement are attached hereto as Exhibits 10.14 and 10.15, respectively.

Item 7

EXHIBITS

10.14	Purchase Agreement dated as of September 1, 2002 between Pilot Therapeutics Holdings, Inc., Pilot Therapeutics, Inc. and Kings, Inc.

10.15	Option Agreement dated as of September 24, 2002 between Pilot Therapeutics, Inc. and Kings, Inc.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Pilot Therapeutics Holdings, Inc.

	By:	/s/ Floyd H. Chilton III Ph.D.

Floyd H. Chilton III, Ph.D.
President and Chief Executive Officer
Date: October 1, 2002